Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended June			Year-to-Date June
	2018	2017	Change	2018	2017	Change
Income Account-
Retail Electric Revenues-
Fuel	$1,022	$1,016	$6	$2,049	$1,944	$105
Non-Fuel	2,718	2,761	(43)	5,259	5,227	32
Wholesale Electric Revenues	611	618	(7)	1,230	1,149	81
Other Electric Revenues	175	167	8	339	342	(3)
Natural Gas Revenues	706	684	22	2,314	2,214	100
Other Revenues	395	184	211	808	326	482
Total Revenues	5,627	5,430	197	11,999	11,202	797
Fuel and Purchased Power	1,339	1,303	36	2,707	2,478	229
Cost of Natural Gas	228	232	(4)	949	951	(2)
Cost of Other Sales	279	114	165	568	203	365
Non-Fuel O & M	1,559	1,356	203	3,008	2,740	268
Depreciation and Amortization	783	754	29	1,552	1,469	83
Taxes Other Than Income Taxes	316	308	8	671	638	33
Estimated Loss on Plants Under Construction	1,060	3,012	(1,952)	1,105	3,120	(2,015)
Total Operating Expenses	5,564	7,079	(1,515)	10,560	11,599	(1,039)
Operating Income (Loss)	63	(1,649)	1,712	1,439	(397)	1,836
Allowance for Equity Funds Used During Construction	32	58	(26)	63	115	(52)
Earnings from Equity Method Investments	31	28	3	72	67	5
Interest Expense, Net of Amounts Capitalized	470	424	46	928	840	88
Other Income (Expense), net	78	52	26	138	98	40
Income Taxes (Benefit)	(139)	(587)	448	(25)	(273)	248
Net Income (Loss)	(127)	(1,348)	1,221	809	(684)	1,493
Less:
Dividends on Preferred and Preference Stock of Subsidiaries	4	11	(7)	8	22	(14)
Net Income Attributable to Noncontrolling Interests	23	22	1	17	17	—
NET INCOME (LOSS) ATTRIBUTABLE TO SOUTHERN COMPANY	$(154)	$(1,381)	$1,227	$784	$(723)	$1,507

Notes

- Certain prior year data may have been reclassified to conform with current year presentation.